CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of Scudder State Tax Free Trust:

         We consent to the incorporation by reference in Post-Effective Amendment No.18 to the Registration Statement of Scudder State Tax Free Trust on Form N-1A, of our report dated December 4, 1995 on our audit of the financial statements and financial highlights of Scudder Massachusetts Limited Term Tax Free Fund, which report is included in the Annual Report to Shareholders for the year ended October 31, 1995, which is incorporated by reference in the Registration Statement.

         We also consent to the reference to our Firm under the caption, "Experts."




                                                 /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                            COOPERS & LYBRAND L.L.P.
February 22, 1996